UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2012

COST PLUS, INC.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

200 4th Street
Oakland, California 94607
(Address of principal executive offices)
Registrant's telephone number, including area code: (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

Merger Agreement

On May 8, 2012, Cost Plus, Inc., a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bed Bath & Beyond Inc., a New York corporation (“Parent”), and Blue Coral Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) within 15 business days of the execution of the Merger Agreement to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) at a purchase price of $22.00 per share, without interest, net to the holder in cash (the “Offer Price”), subject to any required withholding of taxes; and as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly-owned subsidiary of Parent. The Merger Agreement also provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed, the Merger will only be able to be consummated after the shareholders of the Company have adopted the Merger Agreement at a meeting of shareholders. In the Merger, each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by Parent or Merger Sub or by shareholders who have validly exercised their dissenters’ rights under California law, will be converted into the right to receive cash in an amount equal to the Offer Price.

The obligation of Merger Sub to purchase shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. In addition, it is a condition to Merger Sub’s obligation to purchase the shares tendered in the Offer that the number of the outstanding shares of Company Common Stock that have been validly tendered and not validly withdrawn, together with any shares of Company Common Stock then owned by Parent and its subsidiaries, equals at least one share of Company Common Stock more than 90% of the Company Common Stock outstanding as of the expiration of the Offer (as adjusted by the number of shares issuable under the Company’s stock plans and the Top-Up referred to below). In the event that this minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of the Company’s shareholders for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, other than the addition of the shareholder approval requirement and the inapplicability of the minimum tender condition.

The Company has also granted to Merger Sub an irrevocable right (the “Top-Up”), which Merger Sub shall be deemed to have exercised simultaneously with the consummation of the Offer, if necessary, to purchase from the Company the number of shares of Company Common Stock that, when added to the shares of Company Common Stock already owned by Parent or any of its subsidiaries following consummation of the Offer, constitutes one share of Company Common Stock more than 90% of the shares of Company Common Stock then outstanding (as adjusted by the number of shares issuable under the Company’s stock plans and the Top-Up). If Parent, Merger Sub and any of their respective affiliates acquire more than 90% of the outstanding shares of Company Common Stock, including through exercise of the Top-Up, Merger Sub will complete the Merger through the “short form” procedures available under California law.  Based upon the current outstanding shares of the Company, the Top-Up would permit Parent to close the tender offer based upon the current shares outstanding with approximately 72% of the shares being tendered (subject to adjustment in certain circumstances).

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type. The Company may not solicit or initiate discussions (and has agreed to cease any existing discussions) with third parties regarding other proposals to acquire the Company and has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the Company’s board of directors. The Company must give Parent three business days’ notice before the Company is permitted to change its recommendation in response to an intervening event or superior proposal or to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal.

The Merger Agreement contains certain termination rights for Parent and the Company including, with respect to the Company, in the event that the Company receives a superior proposal (as defined in the Merger Agreement). In connection with the termination of the Merger Agreement under specified circumstances, including with respect to the Company’s entry into an agreement with respect to a superior proposal, the Company is required to pay to Parent a termination fee equal to $16.25 million.  In addition, under specified circumstances, the Company has agreed to reimburse Parent for its actual and reasonable out-of-pocket expenses not to exceed $1,500,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The representations and warranties in the Merger Agreement may not be intended as a statement of fact but may instead represent an allocation among the parties to the Merger Agreement of the risks associated with particular matters regardless of the knowledge of any of the parties to the Merger Agreement. Consequently, persons other than the parties to the Merger Agreement may not rely upon the representations and warranties in the Merger Agreement as characterizations of actual facts or circumstances as of the date of the Merger Agreement or any other date. The Company’s shareholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Support and Tender Agreements

Concurrently with the execution of the Merger Agreement, affiliates of Red Mountain Capital Partners LLC and Stephens Investments Holdings LLC (the two largest shareholders of the Company) have entered into Support and Tender Agreements with Parent and Merger Sub pursuant to which such shareholders have agreed to tender all their shares of Company Common Stock in the Offer upon the terms and subject to the conditions of such agreements and, if requested by Parent, to vote in favor of the Merger, upon the terms and subject to the conditions of such agreements. The shares subject to the Support and Tender Agreements comprise approximately 26% of the outstanding Company Common Stock. The Support and Tender Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement.

Notice to Investors

The Offer for outstanding shares of Company Common Stock referred to herein has not yet commenced. This Form 8-K is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company Common Stock will be made pursuant to an offer to purchase and related materials that Parent and Merger Sub intend to file with the Securities and Exchange Commission. At the time the Offer is commenced, Parent and Merger Sub will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the Offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, at such time all of these materials (and all other materials filed by the Company with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents may be obtained at such time by directing such requests to Bed Bath & Beyond Inc. Investor Relations at 650 Liberty Ave., Union, NJ 07083, telephone: (908) 855-4554. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by the Company by contacting Cost Plus, Inc. Investor Relations at 200 4th Street, Oakland, CA  94607, telephone: (510) 808-9119.

In connection with the potential subsequent merger, the Company will file a proxy statement with the Securities and Exchange Commission. Additionally, the Company will file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of the Company by Parent and Merger Sub pursuant to the terms of the Merger Agreement. The materials to be filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Investors and security holders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

The Company and its respective directors, executive officers and other members of its management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2011 annual meeting of shareholders, the Annual Report on Form 10-K for the fiscal year ended January 28, 2012, and the proxy statement and other relevant materials which will be filed with the Securities and Exchange Commission in connection with the merger when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2011 annual meeting of shareholders and is included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2012 containing Part III information.

Forward-Looking Statements

This report may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many Company shareholders will tender their stock in the tender offer; the risk of litigation relating to the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the potential of the transaction making it more difficult to maintain relationships with employees, customers, vendors or other business partners; other business effects, including, but not limited to, the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the Securities and Exchange Commission by Parent and the Company, including, but not limited to, the solicitation/recommendation statement and merger proxy statement to be filed by the Company, Parent’s annual report on Form 10-K for the year ended February 25, 2012, the Company’s annual report on Form 10-K for the year ended January 28, 2012, and each company’s quarterly and current reports on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to update its forward-looking statements.

Item 8.01       Other Events.

On May 9, 2012, the Company and Parent issued a joint press release announcing the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

Exhibit 2.1	Agreement and Plan of Merger, dated May 8, 2012, by and among Bed Bath & Beyond Inc., Blue Coral Acquisition Corp. and Cost Plus, Inc.

Exhibit 99.1	Press release, dated May 9, 2012.

Exhibit 99.2	Letter to associates, dated May 9, 2012.

Exhibit 99.3	Frequently asked questions, dated May 9, 2012.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COST PLUS, INC.

Date: May 9, 2012	By:	/s/ Jane L. Baughman
Jane L. Baughman
Executive Vice President and Chief Financial Officer